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THE FIRST NATIONAL BANK                             NATIONAL SECURITY AMERICAN
     OF BRADFORD COUNTY                               LIFE INSURANCE COMPANY

                               NATIONAL AMERICAN
                                 BANCORP, INC.
                               304  Main  Street
                       TOWANDA, PENNSYLVANIA 18848-0500

                                                            EXHIBIT 99.1



                                                            October 16, 1995



Dear Shareholder:

      A Special Meeting of Shareholders ("Special Meeting") of National American Bancorp, Inc. ("NAB") will be held on Tuesday, November 21, 1995 at 10:00 a.m., local time, at the main office of NAB, 312 Main Street, Towanda, Pennsylvania.

      The purpose of the Special Meeting is to consider and vote on a proposal to approve an Agreement and Plan of Reorganization and Agreement and Plan of Merger (collectively, the "Plan of Merger") between NAB and Keystone Financial, Inc. ("Keystone") pursuant to which NAB will be merged with and into Keystone (the "Merger").

      If the Merger becomes effective, each outstanding share of Common Stock of NAB will be converted into not less than 2.00 nor more than 2.20 shares of Common Stock of Keystone as described in the accompanying Proxy
Statement/Prospectus.

      After careful consideration, your Board of Directors has unanimously approved the proposed Merger as being in the best interests of NAB and its shareholders. In order for the Merger to be consummated, the Plan of Merger must be approved by the affirmative vote of a majority of the shares of NAB Common Stock represented in person or by proxy at the Special Meeting. The Board of Directors recommends that you vote in favor of the proposal presented at the Special Meeting.

      Attached is a Notice of Special Meeting and a Proxy Statement/Prospectus containing a more complete description of the terms of the Merger and the related transactions. We urge you to carefully read the enclosed material and to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed stamped envelope.

                                          /s/ David S. Packard

                                          David S. Packard
                                          President and Chief Executive Officer

                              Phone: 717-265-6195
                               Fax: 717-265-4633